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                                                                     EXHIBIT 5.1

                                IDT CORPORATION



                                January 10, 1997


IDT Corporation
294 State Street
Hackensack, NJ 07601

     Re:  IDT Corporation Form S-8 Registration Statement
          -----------------------------------------------

Gentlemen:

     I am the Secretary and General Counsel of IDT Corporation (the "Company"), and as such I have been asked to render the following opinion in connection with the Registration Statement on Form S-8 executed by you on January 14, 1997, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,458,770 shares of the Company's common stock, par value $.01 (the "Common Stock"), which will be issuable under the 1996 Stock Option Incentive Plan and the Employee Stock Option Program (the "Plans").

     As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the shares of Common Stock under the Plans (the "Plan Shares") and such documents as I have deemed necessary to render this opinion.

     Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable shares of Common Stock.

     I consent to the use of this Opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ Joyce. J. Mason

                                      Joyce J. Mason
                                      Secretary and General Counsel